Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Langar Global HealthTech ETF and to the use of our report dated February 14, 2025 on the financial statements and financial highlights of Langar Global HealthTech ETF, a series of the Spinnaker ETF Series. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2025